EXHIBIT 99.1

CONTACT:	Michael H. McLamb	Brad Cohen 203/222-9013
	Chief Financial Officer	Tom Ryan 203/222-9013
	MarineMax, Inc.	Integrated Corporate Relations, Inc.
727/531-1700

MARINEMAX REPORTS RECORD THIRD QUARTER RESULTS

- Revenue increased 10% to $187 million -
- EPS increased 10% to $0.54 -
- Same-store sales increased 8% -

     CLEARWATER, FL, July 24, 2003 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced revenue and earnings for the three- and nine-month periods ended June 30, 2003.

     The Company reported third quarter revenue of $187.2 million compared to $170.6 million for the comparable quarter last year. The 10% increase was due to an 8% gain in same-store sales and $3.4 million from stores opened or acquired that are not eligible for inclusion in the same-store sales base. The same-store sales increase was aided by the addition of new product lines, the timing of certain yacht sales and incremental improvements in the Company’s parts, service, finance and insurance businesses. These quarterly results brought revenue to the highest level of any June quarter in the Company’s history. Net income for the three-month period ended June 30, 2003, increased 10% to $8.5 million, or $0.54 per diluted share, compared to net income of $7.7 million, or $0.49 per diluted share in the comparable quarter last year.

     For the nine-month period ended June 30, 2003, revenue increased 10% to $444.2 million compared to $405.0 million for the nine-month period ended June 30, 2002. The revenue increase was driven by a 2% gain in same-store sales and $30.7 million from stores opened or acquired that are not eligible for inclusion in the same-store sales base. The same-store sales increase was aided by the addition of new product lines and a modest resurgence of larger boat and yacht sales. Net income for the nine-month period ended June 30, 2003, increased 11% to $12.1 million, or $0.77 per diluted share, compared to net income of $10.9 million, or $0.70 per diluted share, in the same period last year.

     William H. McGill, Jr., Chairman, Chief Executive Officer and President, stated, “We are pleased with our third quarter results, particularly in light of the current economic softness and consumer uncertainty. Our team focused on managing expenses while utilizing our core retailing strategies and services to produce an 8% same-store sales increase, which resulted in record revenue for the third quarter. Despite comparative retail industry sales being down as noted by industry Bellwether reports, we were able to produce strong results thanks to the MarineMax advantage: superior products and a passionate, dedicated, focused team.”

-more-

     Mr. McGill continued, “We strategically increased our presence in a key market during the third quarter with the acquisition of Colorado-based Sundance Marine, Inc. The Sundance Marine team shares the MarineMax culture for quality, service, and strong customer support. With locations in Grand Junction and Denver, the Sundance Marine acquisition provides MarineMax with a strong presence in one of the larger boating markets in the Mountain states and complements our existing stores in Arizona, Nevada and Utah.”

     Mr. McGill concluded, “By creating operating efficiencies and strengthening our market presence during these difficult times, MarineMax is well positioned to capitalize on an improving economic climate. By offering industry-leading products and services that support boating as a family-oriented recreational lifestyle, the MarineMax brand continues to thrive. It is this focus that will enable us to remain the industry leader, thereby continuing our long-term growth and increasing shareholder value.”

     Based on current economic conditions, retail trends, and other factors, MarineMax’s earnings per share guidance for fiscal 2003 is $1.12 to $1.17 per diluted share, and MarineMax establishes its earnings per share guidance for fiscal 2004 of $1.15 to $1.25 per diluted share, in each case without taking into account future acquisitions.

     The balance sheet and results of operations of Sundance Marine are included in the condensed consolidated unaudited financial statements contained herein since its June 26, 2003 acquisition date.

     Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian and Hatteras, the Company sells new and used recreational boats and related marine products, and provides yacht brokerage service through its Motor Yachts division. The Company currently operates 62 retail locations in Arizona, California, Colorado, Delaware, Florida, Georgia, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

     Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; the advantages of the acquisition of Sundance Marine, Inc.; our position in the boating market; our ability to continue long-term growth and increase shareholder value; and our earnings guidance for fiscal 2003 and fiscal 2004. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated service revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Results of Operations
(Amounts in thousands except per share data)
(Unaudited)

	For the Three-Month		For the Nine-Month Period
	Period Ended June 30,		Ended June 30,

	2003	2002	2003	2002

Revenue	$187,173	$170,595	$444,211	$404,975
Cost of sales	143,469	130,466	342,611	317,568

Gross profit	43,704	40,129	101,600	87,407
Selling, general, and administrative expenses	29,278	27,126	80,451	68,781

Income from operations	14,426	13,003	21,149	18,626
Interest expense, net	683	478	1,531	909

Income before income taxes	13,743	12,525	19,618	17,717
Income tax provision	5,291	4,822	7,553	6,821

Net income	$8,452	$7,703	$12,065	$10,896

Basic net income per common share:	$0.55	$0.50	$0.79	$0.71

Diluted net income per common share:	$0.54	$0.49	$0.77	$0.70

Weighted average number of common shares used in computing net income per common share:
Basic	15,344,068	15,276,721	15,321,827	15,260,289

Diluted	15,656,203	15,780,582	15,578,372	15,519,392

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	June 30,	June 30,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash	$16,034	$13,257
Accounts receivable	26,329	25,402
Inventories	170,868	163,315
Prepaids and other current assets	4,698	4,133
Current deferred tax asset	251	—

Total current assets	218,180	206,107
Property and equipment, net	70,851	64,352
Goodwill and intangible assets, net	52,225	49,490
Other long-term assets	1,113	1,176

Total assets	$342,369	$321,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,997	$13,795
Customer deposits	6,848	8,140
Accrued expenses	15,048	16,478
Short-term borrowings	118,000	125,000
Current maturities of long-term debt	2,347	1,308
Current deferred tax liability	—	292

Total current liabilities	158,240	165,013
Other liabilities	—	1,014
Deferred tax liability	5,528	3,274
Long-term debt, net of current maturities	20,820	12,868
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at June 30, 2003 and 2002	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 15,352,066 and 15,278,625 shares issued and outstanding at June 30, 2003 and 2002, respectively	15	15
Additional paid-in capital	64,577	63,974
Retained earnings	93,189	74,985
Treasury stock, at cost, 2,349 shares held at June 30, 2002	—	(18)

Total stockholders’ equity	157,781	138,956

Total liabilities and stockholders’ equity	$342,369	$321,125

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